Exhibit 99.1

Contact: J. Douglas Cheatham

Chief Financial Officer

630-906-5484

OLD SECOND BANCORP RECEIVES PRELIMINARY

APPROVAL UNDER U.S. TREASURY DEPARTMENT

CAPITAL PURCHASE PROGRAM

Aurora, Illinois (December 22, 2008) – Old Second Bancorp, Inc. (NASDAQ:OSBC) announced today that it  received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program (CPP), a voluntary initiative designed for U.S. financial institutions to build capital and increase the flow of credit to support the economy.

“We are pleased that Old Second was chosen to be a participant in the Treasury Department’s Capital Purchase Program,” stated William B. Skoglund, Chairman of the Board.  He added, “While all of the Company’s capital ratios were already above the level required to be categorized as ‘well capitalized’, the Capital Purchase Program strengthens our capital position and enhances our ability to support the local economy during these tumultuous economic times.  We believe our participation adds to our ability to serve our customers financial needs and will simultaneously support Old Second’s continued ability to pursue growth opportunities.”

Under the voluntary program, Old Second will issue senior preferred shares in an amount up to 3% of its risk weighted assets, or approximately $73 million.  The preferred shares are subject to standard terms for participating banks, including a 5% dividend for each of the first five years of the investment, and 9% thereafter, unless Old Second redeems the shares.  In conjunction with the senior preferred shares, Old Second will also issue to the Treasury 10-year warrants to purchase common stock with an aggregate market value of 15% of the senior preferred stock investment.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc. (the “Company”) is a financial services company with its main headquarters located in Aurora, Illinois.  The Company is the holding company of Old Second National Bank, a national banking organization headquartered in Aurora, Illinois and provides commercial, treasury management and retail banking services, as well as trust and wealth management services.  The Company has offices located in Cook, Kane, Kendall, DeKalb, DuPage, LaSalle and Will counties in Illinois.  The Company also offers insurance products through Old Second Financial, Inc.  Old Second Bancorp’s stock is traded on NASDAQ under the symbol OSBC.  Additional information concerning Old Second Bancorp can be accessed at www.oldsecond.com.

Forward Looking Statements: This release may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2007.